Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BIO-key International, Inc.:

We hereby consent to the use of our report in this Registration Statement on Form S-1 Amendment No. 2 (File No: 333-239782) dated May 14, 2020 with respect to the consolidated balance sheets of BIO-key International, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook, New Jersey

July 17, 2020